Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN HIGH INCOME TRUST II

A Special Meeting ("Meeting") of Shareholders of Van Kampen High Income Trust II was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

                                                                                     Votes      Votes      Broker
Matters                                                                 Votes For   Against   Abstained   Non-Votes
-------                                                                 ---------   -------   ---------   ---------
(1) To approve a new investment advisory agreement with Invesco
    Advisers, Inc. ..................................................   1,943,701   107,395    108,445        0
(2) To approve a new master sub-advisory agreement between Invesco
    Advisers, Inc. and its affiliates................................   1,934,856   118,778    105,907        0